Exhibit 10.1

Amendment No. 3

To

Executive Employment Agreement

This Amendment No. 3 to the Executive Employment Agreement, dated as of March 1, 2025, between Functional Brands Inc., a Delaware corporation, and its subsidiaries (the “Company”), and Eric Gripentrog, an individual having an address at 14200 NE Riverbend Drive, Battle Ground, Washington 98604 (the “Executive”) (as amended prior hereto, the “Agreement”), is dated as of June 29, 2026 (the “Amendment”).

Whereas, pursuant to the Agreement the Executive was retained by the Company to serve as its Chief Executive Officer (“CEO”);

Whereas, Section 2.4(a) of the Agreement, as amended by Amendment No. 1 thereto, provides for a performance equity award of restricted stock units (“RSUs”) in the aggregate value of $500,000;

Whereas, the Company and the Executive wish to amend the Agreement to remove the RSU award provided under Section 2.4(a) and to replace it with a grant of options to purchase shares of the Company’s common stock;

Whereas, after review by the Compensation Committee of the Company’s Board of Directors, such Committee determined that this Amendment is in the best interests of the Company and recommended it be approved by the full Board of Directors; and

Whereas, the Board of Directors of the Company (with the Executive abstaining from vote) has approved this Amendment.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Capitalized terms used herein, but not otherwise defined, shall have the meanings attributed to them in the Agreement.

2. Section 2.4(a) of the Agreement, as amended by Amendment No. 1, is hereby deleted in its entirety and replaced with the following:

“(a) A grant of options to purchase 3,500,000 shares of the Company’s common stock (the “Options”), granted under and subject to the terms of the Functional Brands Inc. 2026 Equity Incentive Plan (the “Plan”) and a stock option award agreement thereunder. The Options are designated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, to the maximum extent permitted by law. The Options shall have an exercise price of $0.0055 per share, equal to the closing price of the Company’s common stock on June 29, 2026, the date of grant. The Options shall have a term of ten (10) years from the date of grant, subject to earlier expiration as provided in the Plan and the applicable award agreement. The Options shall be fully vested and exercisable as of the date of grant. The grant-date fair value of the Options, determined using the Black-Scholes option-pricing model, is approximately $14,685.”

3. All other terms and provisions of the Agreement remain in full force and effect.

In Witness Whereof, the parties hereto have executed and delivered this Amendment as of the date first above written.

FUNCTIONAL BRANDS INC.

By:
Title:	Chief Financial Officer

ERIC GRIPENTROG

Eric Gripentrog

Acknowledged:

By:
Girard Smith, Chairman Compensation Committee